                                                                    EXHIBIT 11.1

                          ROHR, INC. AND SUBSIDIARIES
                          ---------------------------
                  CALCULATION OF PRIMARY NET INCOME PER SHARE
                  -------------------------------------------
                                OF COMMON STOCK
                                ---------------
                      (in thousands except for share data)
                      ------------------------------------

                                                THIRD QUARTER ENDED     NINE MONTHS ENDED
                                               ---------------------  ----------------------
                                                APRIL 30,    MAY 1,     APRIL 30,     MAY 1,
                                                  1995        1994        1995        1994
                                               ----------  ---------  ------------  --------

Net income (loss) from continuing
  operations                                     $ 2,573   $(2,953)      $ 7,194    $ 4,149

Income from discontinued operations,
  net of taxes                                        87       266           922        899
                                                 -------   -------       -------    -------

Net income (loss) applicable to primary
  earnings per common share                      $ 2,660   $(2,687)      $ 8,116    $ 5,048
                                                 =======   =======       =======    =======

Common stock and common stock
  equivalents:

    Average shares of common stock
      outstanding during the period               18,057    18,015        18,054     18,012

    Net effect of common stock equivalents
      (principally stock options and rights)         141        48            87         29
                                                 -------   -------       -------    -------

Total common stock and common stock
  equivalents                                     18,198    18,063        18,141     18,041
                                                 =======   =======       =======    =======

Net income (loss) per average share of
  common stock:

Net income (loss) from continuing
  operations                                     $  0.14   $ (0.16)      $  0.40    $  0.23

Income from discontinued operations,
  net of taxes                                      0.01      0.01          0.05       0.05
                                                 -------   -------       -------    -------

Primary net income (loss) per share              $  0.15   $ (0.15)      $  0.45    $  0.28
                                                 =======   =======       =======    =======

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